Clark Wilson LLP
Barristers & Solicitors
Patent & Trade-mark Agents
800-885 W Georgia Street
Vancouver, BC V6C 3H1
Tel. 604.687.5700
Fax 604.687.6314

June 21, 2006

Exhibit 5.1

Raptor Pharmaceutical Inc.
9 Commercial Blvd., Suite 200
Novato, CA 94949

Dear Sirs:

Re:	Common Stock of Raptor Pharmaceuticals Corp.
Registered on Form SB-2

We have acted as counsel to Raptor Pharmaceuticals Corp. (the “Company”), a Delaware corporation, in connection with the filing of a registration statement on Form SB-2 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of up to 18,266,666 shares of the Company’s common stock (the “Registered Shares”) for resale by the selling stockholders named in the Registration Statement. As more particularly described in the Registration Statement, filed on June 21, 2006, the Company is registering for resale:

•	up to 8,333,333 shares of common stock of the Company, representing those shares of the Company’s common stock that were sold to certain selling stockholders pursuant to the Private Placement Subscription Agreements entered into between the selling stockholders and the Company dated May 25, 2006;

•	up to 8,333,333 shares of common stock of the Company, representing those shares of the Company’s common stock that are issuable to certain stockholders upon exercise of warrants issued in connection with the Private Placement Subscription Agreements entered into between the selling stockholders and the Company dated May 25, 2006;

•	up to 800,000 shares of common stock of the Company, representing those shares of the Company’s common stock that were issued to a selling stockholder as consideration for services provided as a placement agent; and

•	up to 800,000 shares of common stock of the Company, representing those shares of the Company’s common stock that are issuable to a selling stockholder upon exercise of warrants issued as consideration for services provided as a placement agent.

In connection with this opinion, we have examined the following documents:

(a)	Certificate of Incorporation and Certificate of Merger of the Company;

(b)	By-Laws of the Company;

(c)	Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

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(d)	The Registration Statement; and

(e)	The Prospectus/Information Statement (the “Prospectus”) constituting a part of the Registration Statement.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

(i) the 8,333,333 shares of common stock of the Company that were sold to certain selling stockholders pursuant to the Private Placement Subscription Agreements entered into between the selling stockholders and the Company dated May 25, 2006 were duly and validly authorized and issued, and are fully paid and non-assessable;

(ii) the 8,333,333 shares of common stock of the Company that are issuable to certain stockholders upon exercise of warrants issued in connection with the Private Placement Subscription Agreements entered into between the selling stockholders and the Company dated May 25, 2006, if the warrants are exercised in accordance with their terms which have been duly authorized by the Company and, if and when these warrant shares are issued upon the exercise of the warrants in accordance with their terms, these warrant shares will be duly and validly authorized and issued as fully paid and non-assessable;

(iii) the 800,000 shares of common stock of the Company that were issued to a selling stockholder as consideration for services provided as a placement agent were duly and validly authorized and issued, and are fully paid and non-assessable;

(iv) the 800,000 shares of common stock of the Company that are issuable to a selling stockholder upon exercise of warrants issued as consideration for services provided as a placement agent, if the warrants are exercised in accordance with their terms which have been duly authorized by the Company and, if and when these warrant shares are issued upon the exercise of the warrants in accordance with their terms, these warrant shares will be duly and validly authorized and issued as fully paid and non-assessable;

We are familiar with the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Delaware law, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP